Harney Westwood & Riegels LP Craigmuir Chambers PO Box 71 Road Town Tortola VG1110 British Virgin Islands Tel: +1 284 494 2233 Fax: +1 284 494 3547

21 August 2019

fergal.mcloughlin@harneys.com

+1 284 494 2233

052690.0001 - FYM

China Internet Nationwide Financial Services Inc.

93 Jianguo Road, No. 6 Building,

11th Floor

Chaoyang District, Beijing, People’s Republic of China 100020

Dear Sirs

China Internet Nationwide Financial Services Inc., Company No 1891111 (the Company)

1.	We are lawyers qualified to practise in the British Virgin Islands and have been asked to advise in connection with the Company’s preparation of a Form F-3 Registration Statement and accompanying prospectus (the Prospectus) (the Registration Statement) to be filed by the Company with the United States Securities and Exchange Commission (the SEC) under the United States Securities Act of 1933 (the Securities Act) relating to registering the offering and sale by the Company from time to time of up to US$50,000,000 in aggregate of: (i) ordinary shares of US$0.001 par value each in the Company (Shares); (ii) one or more series of debt securities of the Company, which may be either secured or unsecured and either senior debt securities or subordinated debt securities and which may be convertible into or exchangeable for Shares (Debt Securities); (iii) warrants to purchase Shares or Debt Securities or any combination thereof (Warrants); (iv) units comprising any combination of Shares, Debt Securities and Warrants (Units); (v) share purchase contracts and share purchase units relating to a specific number of ordinary shares of the Company or other securities described within the Registration Statement at a future date or dates (the Purchase Contracts); and (vi) rights to purchase ordinary shares of the Company that may be offered by the Company to security holders (the Rights) under a separate rights agent agreement to be entered into between the Company and a bank or trust company, as rights agent (the Rights Agreement).

The Shares, the Debt Securities, the Warrants, the Units, the Purchase Contracts, the Rights and the Rights Agreements are collectively referred to herein as the Securities. The Securities are being registered for offer and sale by the Company from time to time pursuant to the Securities Act.

The Debt Securities will be issued under one or more separate indentures between the Company and a trustee to be specified in an accompanying prospectus supplement to the Registration Statement (each an Indenture).

A list of partners is available for inspection at our offices. Bermuda legal services provided through an association with Zuill & Co. VG:15215292_1	Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | London | Luxembourg | Montevideo São Paulo | Shanghai | Singapore | Vancouver www.harneys.com

2.	For the purpose of this opinion, we have examined the following documents and records:

(a)	a final draft copy of the Registration Statement sent to us be electronic mail on 7 August 2019;

(b)	a copy of the Memorandum and Articles of Association and Certificate of Incorporation of the Company obtained from the British Virgin Islands Registry of Corporate Affairs on 11 July 2019, which our searches dated 21 August 2019 indicated were not subsequently amended;

(c)	a copy of the unanimous written resolutions of the directors of the Company dated 13 August 2019 approving the form and filing of the Registration Statement (the Board Resolutions);

(d)	information revealed by our searches of:

(i)	the records and information certified by Start Incorp Services Limited, the registered agent of the Company, on 19 August 2019 of the statutory documents and records maintained by the Company at its registered office;

(ii)	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 21 August 2019; and

(iii)	the records of proceedings on file with, and available for inspection on 21 August 2019 at the High Court of Justice, British Virgin Islands,

(the Searches).

The above are the only documents or records we have examined and the only enquiries we have carried out. In particular we have made no enquiries as to matters of fact other than the Searches.

3.	For the purposes of this opinion we have assumed without further enquiry:

(a)	the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of such originals and the genuineness of all signatures and seals;

(b)	the accuracy and completeness of all corporate minutes, resolutions, certificates and records which we have seen;

(c)	that the information indicated by the Searches is complete and remains true and correct;

(d)	the accuracy of any and all representations of fact expressed in or implied by the documents we have examined;

(e)	that the Board Resolutions remain in full force and effect;

(f)	that all necessary resolutions of the board of directors required under the Memorandum and Articles of Association of the Company to authorise the issue of the Securities have been, or will be passed prior to the date of issue of the Securities;

2

(g)	the board of directors of the Company considers the Registration Statement and the transactions contemplated thereby to be in the best interests of the Company and no director has a financial interest in or other relationship to a party or the transactions contemplated therein which has not been (or will not be) properly disclosed in a resolution of directors of the Company;

(h)	no disposition of property effected by the Registration Statement is made for an improper purpose or wilfully to defeat an obligation owed to a creditor;

(i)	the Company was not insolvent and will not become insolvent as a result of executing, or performing its obligations under, any document relating to the issuance of the Securities and at the time the Company issues Securities to the subscriber of the relevant Securities no steps will have been taken, or resolutions passed, to appoint a liquidator of the Company or a receiver in respect of the Company or any of its assets;.

(j)	that the Company will have sufficient authorised but unissued Shares to effect the issue of any of the Shares at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any Securities;

(k)	that all necessary corporate action will be taken to authorise and approve any issuance of the Securities, the terms of the offering thereof and related matters, and that any applicable definitive purchase, underwriting or similar agreement and any applicable supplements thereto, will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

(l)	that the issuance and sale of and payment for the Securities will be in accordance with the applicable purchase, underwriting or similar agreement duly approved by the directors of the Company and the Registration Statement (including any applicable supplement thereto);

(m)	any agreement relating to the Securities will be in full force and effective and legal, binding and enforceable under all applicable laws at the time that the relevant Securities are issued; and

(n)	that, upon the issue of any Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof and where any consideration for Shares is, in whole or in part, other than money then (without prejudice to the generality of the foregoing assumptions) all requisite resolutions of directors required pursuant to section 48 of the BVI Business Companies Act 2004 (as amended) will be passed by the Company to approve such issue(s) of Shares.

4.	This opinion is subject to the following qualifications:

(a)	Enforceability. The term enforceable as used on paragraph 5 below means that the obligations assumed by the Company under the relevant instrument are of a type which the courts of the British Virgin Islands enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(i)	Insolvency. Rights and obligations may be limited by bankruptcy, insolvency, liquidation, winding-up, reorganisation, moratorium, readjustment of debts, arrangements and other similar laws of general application affecting the rights of creditors.

3

(ii)	Limitation Periods. Claims may become barred under the Limitation Act 1961 relating to the limitation of actions in the British Virgin Islands or may be or become subject to defences of set-off, estoppel or counterclaim.

(iii)	Equitable Rights and Remedies. Equitable rights may be defeated by a bona fide purchaser for value without notice. Equitable remedies such as injunctions and orders for specific performance are discretionary and will not normally be available where damages are considered an adequate remedy.

(iv)	Fair Dealing. Strict legal rights may be qualified by doctrines of good faith and fair dealing - for example a certificate or calculation as to any matter might be held by a British Virgin Islands court not to be conclusive if it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

(v)	Prevention of Enforcement. Enforcement may be prevented by reason of fraud, coercion, duress, undue influence, unreasonable restraint of trade, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts.

(vi)	Penal Provisions. Provisions, for example, for the payment of additional interest in certain circumstances, may be unenforceable to the extent a court of the British Virgin Islands determines such provisions to be penal.

(vii)	Currency. A British Virgin Islands court retains a discretion to denominate any judgment in US dollars.

(viii)	Confidentiality. Provisions imposing confidentiality obligations may be overridden by the requirements of legal process.

(ix)	Award of costs. In principle the courts of the British Virgin Islands will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the High Court will be applied in practice.

(x)	Inappropriate Forum. The courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to matters where they determine such proceedings may be tried in a more appropriate forum.

(xi)	Financial Services Business. An agreement made by a person in the course of carrying on unlicensed financial services business is unenforceable against the other party to the agreement under section 50F of the Financial Services Commission Act 2001.

(b)	Public Records. Records reviewed by us may not be complete for various reasons. In particular you should note that:

(i)	in special circumstances the court may order the sealing of the court record, which would mean that a record of the court action would not appear on the High Court register;

4

(ii)	failure to file notice of appointment of a receiver with the Registry of Corporate Affairs does not invalidate the receivership but merely gives rise to penalties on the part of the receiver;

(iii)	a liquidator of a British Virgin Islands company has 14 days after their appointment within which they must file notice of their appointment at the Registry of Corporate Affairs; and

(iv)	although amendments to the Memorandum and Articles of Association of a company are normally effective from the date of registration with the Registry of Corporate Affairs, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed, and accordingly our searches would not indicate such issues.

(c)	Severability. The courts in the British Virgin Islands will determine in their discretion whether or not an illegal or unenforceable provision may be severed.

(d)	Amendment. A British Virgin Islands court would not treat as definitive a statement in a contract that it could only be amended or waived in writing but would be able to consider all the facts of the case particularly where consideration had passed to determine whether a verbal amendment or waiver had been effected and if it found that it had such verbal amendment or waiver would be deemed to have also amended the stated requirement for a written agreement.

(e)	Good Standing. To maintain the Company in good standing under the laws of the British Virgin Islands, annual licence fees must be paid to the Registrar of Corporate Affairs.

(f)	Conflict of Laws. An expression of an opinion on a matter of British Virgin Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the British Virgin Islands courts would treat British Virgin Islands law as the proper law to determine that issue under its conflict of laws rules.

(g)	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and European Union sanctions as implemented under the laws of the British Virgin Islands.

5.	Based on the foregoing, and subject to the qualifications expressed below, our opinion is as follows:

(a)	Existence and Good Standing. The Company is a company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the British Virgin Islands. The Company is a separate legal entity and is subject to suit in its own name.

(b)	Issue of Shares. When the issuance and the terms of the sale of the Shares have been duly authorised by the board of directors of the Company in accordance with its Memorandum and Articles of Association and such Shares have been issued and delivered against payment of the purchase price, in accordance with the applicable definitive purchase, underwriting or similar agreement, as contemplated by the Registration Statement, and, if issued upon the conversion, exchange or exercise of any Securities, when such Shares have been duly issued (including the updating of the Company’s register of members) and delivered as contemplated by the terms of the applicable Securities, the Shares will be validly issued, fully paid and non-assessable (meaning no further amounts are payable to the Company on such Shares).

5

(c)	Issue of Debt Securities. When the issuance and the terms of the sale of the Debt Securities have been duly authorised by the board of directors of the Company in accordance with the Company’s Memorandum and Articles of Association and duly established in accordance with the applicable Indenture so as not to violate any applicable law or result in a default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company or any of its property, and the Debt Securities have been duly executed, authenticated, issued, delivered and sold in accordance with the applicable definitive purchase, underwriting or similar agreement, as contemplated by the Registration Statement, and in the manner provided for in the applicable Indenture against payment of the purchase price, the Debt Securities will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

(d)	Issue of Warrants. When the issuance and the terms of the sale of the Warrants have been duly authorised by the board of directors of the Company in accordance with the Company’s Memorandum and Articles of Association and the terms of the Warrants and of their issuance and sale have been duly established so as to not violate any applicable law or result in a default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company or any of its property, and the Warrants have been duly executed and issued and sold in accordance with the applicable definitive purchase, underwriting or similar agreement, as contemplated by the Registration Statement, the Warrants will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

(e)	Issue of Units. When the issuance and the terms of the sale of the Units have been duly authorised by the board of directors of the Company in accordance with the Company’s Memorandum and Articles of Association and the terms of issuance and sale of shares of such Units have been duly established so as to not violate any applicable law or result in a default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company or any of its property, and such Units have been issued (including the updating of the Company’s Register of Members where applicable) and delivered against payment of the purchase price in accordance with the applicable definitive purchase, underwriting or similar agreement, and as contemplated by the Registration Statement, the Units will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms and (in the case of Shares) be validly issued, fully paid and non-assessable.

(f)	Purchase Contracts. When (i) the Purchase Contracts have been specifically authorised for issuance by the board of directors of the Company in accordance with the Company’s Memorandum and Articles of Association , (ii) the applicable Purchase Contract has been duly authorised, executed and delivered, (iii) the terms of the Purchase Contracts and of their issuance and sale have been duly established in conformity with the applicable Purchase Contract and the resolutions of the board of directors of the Company in accordance with the Company’s Memorandum and Articles of Association , (iv) the Purchase Contracts have been duly executed and delivered in accordance with the applicable Purchase Contract and issued and delivered as contemplated by the Registration Statement, the Prospectus and any prospectus supplements to the Prospectus (the Prospectus Supplement) in accordance with the applicable underwriting or other purchase agreement against payment therefor, and (v) the Company has received the consideration provided for in the applicable underwriting agreement or other purchase agreement, such Purchase Contracts will be legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

6

(g)	Rights: When (i) the Rights have been specifically authorised for issuance by the the board of directors of the Company in accordance with the Company’s Memorandum and Articles of Association, (ii) the applicable Rights Agreement has been duly authorised, executed and delivered, (iii) the terms of the Rights and of their issuance and sale have been duly established in conformity with the applicable Rights Agreement and the resolutions of the board of directors of the Company in accordance with the Company’s Memorandum and Articles of Association, (iv) the Rights have been duly executed and delivered in accordance with the applicable Rights Agreement and issued and delivered as contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement in accordance with the applicable underwriting or other purchase agreement against payment therefor, and (v) the Company has received the consideration provided for in the applicable underwriting agreement or other purchase agreement, such Rights will be legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

6.	This opinion is confined to and given on the basis of the laws of the British Virgin Islands as they are in force at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction.

7.	We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references made to us in the Registration Statement.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

This opinion is rendered for your benefit and the benefit of your legal counsel (in that capacity only) in connection with the transactions contemplated by the Registration Statement. It may be disclosed to your successors and assigns only with our prior written consent. It may not be disclosed to or relied on by any other party or for any other purpose.

Yours faithfully

Harney Westwood & Riegels LP

7